                                                                      EXHIBIT 12

                          HOECHST CELANESE CORPORATION

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                          (IN MILLIONS, EXCEPT RATIOS)

                                              YEARS ENDED DECEMBER 31,
                                              ------------------------
                                       1993    1992   1991/(a)/  1990    1989
                                      ------  ------  --------- ------  ------
Earnings as defined in the Rules
 and Definitions specified in
 Regulation S-K, Section 229.503:
  Earnings from operations before
   income taxes/(b)/................   $328    $395      $466      $432    $558

  Add--
  Fixed charges as computed on
   bottom half of table.............    122     130       139       113     128
  Amortization of capitalized
   interest.........................     14      13        14        12      11
  Affiliate dividends/(a)/..........      2       9        15        33      33

  Deduct--
  Affiliate income/(a)/.............     (9)    (17)      (22)      (51)    (63)
  Majority-owned preferred stock
   dividend requirement.............      0      (1)       (1)       (1)     (1)
  Capitalized interest..............    (21)    (14)      (10)      (12)    (23)
                                       ----    ----      ----      ----    ----
  Earnings as defined...............   $436    $515      $601      $526    $643
                                       ====    ====      ====      ====    ====

Fixed charges as defined in the
 Rules and Definitions specified in
 Regulation S-K, Section 229.503:
  Interest and debt expense.........   $ 76    $ 81      $ 94      $ 68    $ 73
  Capitalized interest..............     21      14        10        12      23
  Interest factor of rentals/(c)/...     25      26        26        25      24
  Interest on obligations under
   capital leases...................      0       8         8         7       7
  Majority-owned preferred stock
   dividend requirement.............      0       1         1         1       1
                                       ----    ----      ----      ----    ----
  Fixed charges as defined..........   $122    $130      $139      $113    $128
                                       ====    ====      ====      ====    ====
Ratio of earnings to fixed charges..    3.6     4.0       4.3       4.7     5.0
                                       ====    ====      ====      ====    ====

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/(a)/ Effective 1/1/91 , the Company consolidated Celanese Mexicana, S.A.
      ("Celmex") in its financial statements. Prior to 1991, the Company accounted for Celmex under the equity method and included Celmex with "Investments in affiliates."
/(b)/ Excludes reduction for minority interests and cumulative effect of accounting change.
/(c)/ Represents one-third of rent expense, which is deemed to be representative of the interest factor of operating leases.